UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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UNITED COMMUNITY BANKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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63 HIGHWAY 515
BLAIRSVILLE, GEORGIA 30514-0398
________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
________________________________________________________

To be Held on April 30, 2008

The Annual Meeting of Shareholders of United Community Banks, Inc. will be held on April 30, 2008 at 2:00 p.m. at Brasstown Valley Resort, Young Harris, Georgia:

1.	To elect ten directors to constitute the Board of Directors to serve until the next annual meeting and until their successors are elected and qualified.

2.	To ratify the appointment of Porter Keadle Moore, LLP as independent registered public accountant for 2008.

3.	To consider and act upon any other matters that may properly come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on March 14, 2008 will be entitled to notice of, and to vote at, the meeting.  A proxy statement and a proxy solicited by the Board of Directors are enclosed.

To ensure that your vote is recorded promptly, please vote as soon as possible.  Most shareholders of record have three options for submitting their vote before the meeting.  You may vote (1) by telephone if you reside in the United States, Canada or the U.S. territories, (2) via the Internet (see the instructions on the proxy card), or (3) by completing, signing and mailing the proxy card in the enclosed postage–paid envelope.  If you have Internet access, we encourage you to record your vote on the Internet.  It is convenient and it saves significant postage and processing costs.  If you attend the meeting you may, if you wish, withdraw your proxy and vote in person.

If your shares are held in “street name”, that is held for your account by a broker or other nominee, your will receive instructions from the holder of record that you must follow for your shares to be voted.

BY ORDER OF THE BOARD OF DIRECTORS,

Jimmy C. Tallent,
President and Chief Executive Officer
March 28, 2008

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE VOTE BY TELEPHONE, INTERNET, OR COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE MEETING IF YOU DO NOT ATTEND

TABLE OF CONTENTS

Page

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
What is the purpose of the Annual Meeting?	1
Who is entitled to vote?	1
How do I cast my vote?	1
What are the quorum and voting requirements?	2
How are votes counted?	2
Will other matters be voted on at the Annual Meeting?	2
Can I revoke my proxy instructions?	3
What other information should I review before voting?	3

PROPOSAL 1 - ELECTION OF DIRECTORS	4
Introduction	4
Information Regarding Nominees for Director	4
Director Emeritus	5
Board of Directors and Committees	5
Vote Required	6
Recommendation	6

CORPORATE GOVERNANCE	7
Director Nominations	7
Majority Vote Requirement	8
Code of Ethical Conduct	8
Shareholder Communication	8
Certain Relationships and Related Transactions	8

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS	10
Compensation Discussion and Analysis	10
Executive Compensation	16
Agreements with Executive Officers and Post-Employment Compensation	20
Director Compensation	21
Compensation Committee Interlocks and Insider Participation	22
Compensation Committee Report	22

PRINCIPAL AND MANAGEMENT SHAREHOLDERS	23

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	24

AUDIT COMMITTEE REPORT	24

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT	25
General	25
Vote Required	25
Recommendation	26

i.

OTHER MATTERS	26
Independent Registered Public Accountants	26
Expenses of Solicitation	26
Shareholder Proposals & Recommendations for Director Nominees	26
General	27

ii.

March 28, 2008

63 HIGHWAY 515
BLAIRSVILLE, GEORGIA 30514-0398
___________________

PROXY STATEMENT
___________________

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Community Banks, Inc. for use at the 2008 Annual Meeting of Shareholders to be held on Wednesday, April 30, 2008 at 2:00 p.m., at Brasstown Valley Resort, Young Harris, Georgia, and at any adjournments or postponements of the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters set forth in the accompanying notice of meeting, including the election of ten directors, the ratification of the appointment of United’s independent registered public accountant and any other matters that may properly come before the meeting.

Who is entitled to vote?

All shareholders of record of United’s common stock at the close of business on March 14, 2008, which is referred to as the record date, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock held by them on the record date.  Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

How do I cast my vote?

If you hold your shares of common stock in your own name as a holder of record and you have Internet access, United prefers that you vote your shares via the Internet at illinoisstocktransfer.com.  Alternatively, you may vote your shares by telephone if you reside in the United States, Canada or the U.S. territories, or by marking, signing, dating and returning the proxy card in the postage-paid envelope provided to you or you may vote in person at the Annual Meeting.  If your shares of common stock are held in “street name”, that is held for your account by a broker, bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your shares voted.

Proxies that are executed and returned or submitted through the Internet, but do not contain any specific instructions on any proposal, will be voted “FOR” the proposals specified herein.

What are the quorum and voting requirements?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  As of the record date, there were 46,984,672 shares of common stock outstanding and entitled to vote at the Annual Meeting.

The required vote for each item of business at the Annual Meeting is as follows:

1.
For the election of directors, those nominees receiving the greatest number of votes at the Annual Meeting shall be deemed elected, even though the nominees may not receive a majority of the votes cast.  However, as described in “Corporate Governance – Majority Vote Requirement”, under certain circumstances, nominees who are elected receiving less than a majority vote may be asked to resign.

2.	For the ratification of the appointment of Porter Keadle Moore, LLP as independent registered public accountant for 2008, the vote of a majority of the shares voted on the matter.

3.
For any other business at the Annual Meeting, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on that matter, unless the vote of a greater number is required by law.

How are votes counted?

Abstentions and “broker non-votes” will be counted only for purposes of establishing a quorum, but will not otherwise affect the vote.  “Broker non-votes” are proxies received from brokers or other nominees holding shares on behalf of their clients (in “street name”) who have not been given specific voting instructions from their clients with respect to non-routine matters.  Typically, the election of directors and the ratification of independent auditors are considered routine matters by brokers and other nominees allowing them to have discretionary voting power to vote shares they hold on behalf of their clients for the election of directors and the ratification of an independent auditor.

Because directors are elected by a plurality of the votes cast, except as described in “Corporate Governance – Majority Vote Requirement”, the director nominees who get the most votes will be elected even if such votes do not constitute a majority.  Directors cannot be voted “against” and votes to “withhold authority” to vote for a certain nominee will have no effect if the nominee receives a plurality of the votes cast.  For the ratification of the appointment of Porter Keadle Moore, LLP as independent registered public accountant for 2008 and any other proposals that come before the meeting, you may vote “for” or “against” the proposal.

If you hold your shares of common stock in your own name as a holder of record, and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote.

Will other matters be voted on at the Annual Meeting?

We are not aware of any other matters to be presented at the Annual Meeting other than those described in this proxy statement.  If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

Can I revoke my proxy instructions?

If you are a record holder, you may revoke your proxy by:

•	filing a written revocation with the Secretary of United at the following address:
P.O. Box 398, Blairsville, Georgia 30514-0398;

•	filing a duly executed proxy bearing a later date; or

•	appearing in person and electing to vote by ballot at the Annual Meeting.

Any shareholder of record as of the record date attending the Annual Meeting may vote in person by ballot whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the Annual Meeting will not constitute revocation of a previously given proxy.

Any shareholder holding shares in “street name” by a broker or other nominee must contact the broker or nominee to obtain instructions for revoking the proxy instructions.

What other information should I review before voting?

The 2007 annual report to shareholders and the annual report on Form 10-K filed with the Securities and Exchange Commission, including financial statements for the year ended December 31, 2007, is enclosed with this proxy statement.  The annual report is not part of the proxy solicitation material.  An additional copy of the annual report on Form 10-K may be obtained without charge by:

•	accessing United’s website at ucbi.com;

•	writing to the Secretary of United at the following address:
P.O. Box 398, Blairsville, Georgia 30514-0398; or

•	accessing the EDGAR database at the SEC’s website at sec.gov.

You may also obtain copies of United’s Form 10-K from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, Room 1580, F. Street, N.E., Washington, D.C. 20549.  Please call the SEC at (800) SEC-0330 for further information about obtaining information from the SEC.

PROPOSAL 1 - ELECTION OF DIRECTORS

Introduction

The Bylaws of United provide that the number of directors may range from eight to 14.  The Board of Directors of United has set the number of directors at ten.  The number of directors may be increased or decreased from time to time by the Board of Directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director.  The terms of office for directors continue until the next Annual Meeting and until their successors are elected and qualified.

Information Regarding Nominees for Director

The following information has been furnished by the respective nominees for director as of March 1, 2008.  All of the nominees for director are existing directors that have been nominated by Board of Directors for re-election.  Each nominee has been or was engaged in his present or last principal employment, in the same or a similar position, for more than five years.

Name (Age)	Information About Nominee	Director Since

Jimmy C. Tallent (55)	President and Chief Executive Officer of United	1988

Robert L. Head, Jr. (68)	Chairman of the Board of United; Owner of Head Construction Company and Head-Westgate Corp., commercial construction companies, Blairsville, Georgia	1988

W. C. Nelson, Jr. (64)	Vice Chairman of the Board of United; Owner of Nelson Tractor Company, Blairsville, Georgia	1988

A. William Bennett (66)	Partner in Bennett, Davidson & Associates, LLP, Certified Public Accountants, Washington, Georgia	2003

Robert H. Blalock (60)	Owner of Blalock Insurance Agency, Inc., Clayton, Georgia	2000

Guy W. Freeman (71)	Executive Vice President and Chief Operating Officer of United	2001

Charles E. Hill (70)	Retired Director of Pharmacy at Union General Hospital, Blairsville, Georgia	1988

Hoyt O. Holloway (68)	Owner of H&H Farms, poultry farm, Blue Ridge, Georgia	1993

John D. Stephens (67)	Owner of Stephens MDS, LP, Atlanta, Georgia	2007

Tim Wallis (56)	Owner of Wallis Printing Co., Rome, Georgia	1999

There are no family relationships between any director, executive officer, or nominee for director of United.

Thomas C. Gilliland, Jr., retired from his positions as Executive Vice President, Secretary and General Counsel of United effective January 31, 2008.  Mr. Gilliland also decided to not stand for re-election to the Board of Directors at the Annual Meeting and will retire as a director at the end of his current term on April 30, 2008.

Director Emeritus

In April 2007, the Honorable Zell B. Miller, 75, was re-elected by the Board of Directors of United to serve as a Director Emeritus.  This is an elected role by the Board that provides leadership, counsel and guidance on various issues and policies that could affect United.  Prior to becoming a member of the U.S. Senate, Mr. Miller served as a member of the Board of Directors of United from 1999 to 2000.  Mr. Miller was a U. S. Senator from 2000 to 2005 and previously served two terms as Governor and four terms as Lt. Governor of the State of Georgia.

Board of Directors and Committees

The Board of Directors held ten meetings during 2007.  All of the directors attended at least 75 percent of the meetings of the Board and meetings of the committees of the Board on which they served that were held during 2007.  Directors are expected to be present at all Annual Meetings of United.

The Board has considered and determined that a majority of the members of the Board of Directors are independent as “independent” is defined under applicable federal securities laws and the Nasdaq Marketplace Rules.  During 2007, the independent directors were Directors Nelson, Bennett, Blalock, Hill, Holloway, Mason, Stephens and Wallis.  The independent directors meet in executive sessions every quarter without management.

The Board currently has, and appoints members to, three standing committees:  the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee.  Each member of these Committees is independent and each Committee has a charter approved by the Board, which is available on United’s website, ucbi.com.

The current members of the Committees are identified below (M - member; C - chairman):

Name	Compensation	Audit	Nominating/ Corporate Governance

W. C. Nelson, Jr.	M	C	M

A. William Bennett	C	M	C

Robert H. Blalock	M	M	M

Charles E. Hill	M		M

Hoyt O. Holloway	M		M

Clarence W. Mason, Sr.	M		M

John D. Stephens	M		M

Tim Wallis	M	M	M

Compensation Committee

The Compensation Committee is responsible for establishing and administering the policies that govern the compensation arrangements for executive officers and other senior officers.  The Compensation Committee is also responsible for oversight and administration of certain executive and employee compensation and benefit plans, including the Amended and Restated 2000 Key Employee Stock Option Plan (the “Equity Plan”), the Deferred Compensation Plan, the Modified Retirement Plan and the Employee Stock Purchase Plan.  It periodically reviews and makes recommendations to the Board with respect to Directors Compensation.  The Compensation Committee met seven times during 2007.

Audit Committee

The Audit Committee assists the Board in its general oversight and serves as an independent and objective party to monitor United’s financial reporting process and internal control systems, to review and assess the performance of the independent registered public accountants and internal auditing department, and to facilitate open communication among the independent registered public accountants, senior and financial management, the internal auditing department, and the Board of Directors.  Certain specific responsibilities of the Audit Committee include recommending the selection of independent registered public accountants, meeting with the independent registered public accountants to review the scope and results of the annual audit, reviewing with management and the internal auditor the systems of internal controls and internal audit reports, ensuring that United’s books, records, and external financial reports are in accordance with U.S. generally accepted accounting principles, and reviewing all reports of examination made by regulatory authorities and ascertaining that any and all operational deficiencies are satisfactorily corrected.

The Board of Directors has determined that all of the members of the Audit Committee have sufficient knowledge in financial and accounting matters to serve on the audit committee, including the ability to read and understand fundamental financial statements. In addition, the Board of Directors has determined that Mr. Bennett qualifies as an “audit committee financial expert” in accordance with the applicable rules and requirements of the SEC and Nasdaq.

The Audit Committee met eight times during 2007.

Nomination/Corporate Governance Committee

The Nominating/Corporate Governance Committee reviews United’s Corporate Governance Guidelines and policies and monitors compliance with those guidelines and policies.  In addition, the Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board of Directors nominees for election and candidates for each committee appointed by the Board.  The Nominating/Corporate Governance Committee met one time during 2007.

Vote Required

Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder.  If no specification is made, the proxy will be voted for the election of the nominees named above to constitute the entire Board of Directors.  If any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as a substitute nominee, but in no event will the proxy be voted for more than ten nominees.  Management of United has no reason to believe that any nominee will not serve if elected.  All of the nominees are currently directors of United.

Pursuant to the Georgia Business Corporation Code, Directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election at a meeting at which a quorum is present, even though the nominees may not receive a majority of the votes cast.  However, as described in “Corporate Governance – Majority Vote Requirement”, under certain instances, nominees who are elected receiving less than a majority vote may be asked to resign.  A quorum is present when the holders of a majority of the shares outstanding on the record date are present at a meeting in person or by proxy.  An abstention or a broker non-vote will be included in determining whether a quorum is present at the meeting, but will not have any other effect on the outcome of a vote.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” each nominee for director.

CORPORATE GOVERNANCE

Director Nominations

General

The Board of Directors nominates individuals for election to the Board based on the recommendations of the Nominating/Corporate Governance Committee.  A candidate for the Board of Directors must meet the eligibility requirements set forth in United’s Bylaws, Corporate Governance Guidelines and in any applicable Board or committee resolutions.

Nominating/Corporate Governance Committee Procedures

The Nominating/Corporate Governance Committee considers qualifications and characteristics that it, from time to time, deems appropriate when it selects individuals to be nominated for election to the Board of Directors.  These qualifications and characteristics may include, without limitation, the individual’s interest in United, his or her United shareholdings, independence, integrity, business experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, and knowledge and experience in matters impacting financial institutions.  In addition, prior to nominating an existing director for re-election to the Board of Directors, the Nominating/Corporate Governance Committee will consider and review an existing director’s Board and committee attendance and performance.

Shareholder Nominations

The Board of Directors and Nominating/Corporate Governance Committee of the Board will consider all director nominees properly recommended by any United shareholders in accordance with the standards described above.  Any shareholder wishing to recommend a candidate for consideration as a possible director nominee for election at an upcoming meeting of shareholders must provide timely, written notice to the Board of Directors in accordance with the procedures available on United’s website ucbi.com.  The following is a summary of these procedures:

•
In order to be considered timely, a nomination for the election of a director must be received by United no less than 120 days before the anniversary of the date United’s proxy statement was mailed to shareholders in connection with the previous year’s Annual Meeting.

•	A shareholder nomination for director must set forth, as to each nominee such shareholder proposes to nominate:

	1.	the name and business or residence address of the nominee;

	2.	an Interagency Biographical and Financial Report available from the Federal Deposit Insurance Corporation completed and signed by the nominee;

	3.	the number of shares of common stock of United which are beneficially owned by the person;

	4.	the total number of shares that, to the knowledge of nominating shareholder, would be voted for such person; and

	5.	the signed consent of the nominee to serve, if elected.

•	The notice by a nominating shareholder shall also set forth:

	1.	the name and residence address of such nominating shareholder; and

	2.	the class and number of shares of common stock of United which are beneficially owned by such shareholder.

Notices shall be sent to the Secretary, United Community Banks, Inc., P.O. Box 398, Blairsville, Georgia 30514-0398.  There were no director nominations proposed for this year’s Annual Meeting by any shareholder.

Majority Vote Requirement

In 2006, United’s Board of Directors adopted a policy that nominees for director who are elected but receive less than a majority of the votes cast for the election of directors may be asked to resign.  United’s policy allows the Board to waive this majority vote requirement where a general campaign against the election of a class of directors of public companies resulted in a United nominee being elected with less than a majority vote without consideration of the particular facts and circumstances applicable to the individual United nominee.  A waiver of the majority vote requirement will not be permitted if the votes cast resulted from a campaign directed specifically against the election of an individual United nominee, even in circumstances where a majority of the Board of Directors disagrees with those voting against that director’s election.

Code of Ethical Conduct

United has adopted a Code of Ethical Conduct designed to promote ethical conduct by all of United’s directors and principal financial and executive officers.  The Code of Ethical Conduct complies with the federal securities law requirement that issuers have a code of ethics applicable to principal financial officers and with applicable Nasdaq Marketplace Rules.  United’s Code of Ethical Conduct is available on its website and was filed as Exhibit 14 to its Annual Report on Form 10-K for the year ended December 31, 2003.  United has not had any amendment to or waiver of the Code of Ethical Conduct.  If there is an amendment or waiver, United will post any such amendment or waiver on the company’s website, ucbi.com.

Shareholder Communication

The Board of Directors maintains a process for shareholders to communicate with the Board. Shareholders wishing to communicate with the Board of Directors should send any communication in writing to the Secretary, United Community Banks, Inc. P.O. Box 398, Blairsville, Georgia 30514-0398.  Any such communication must state the number of shares beneficially owned by the shareholder making the communication.  The communication will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is illegal or otherwise inappropriate, in which case the communication will be disregarded.

Certain Relationships and Related Transactions

United has a written related person transaction policy that governs the review, approval and ratification of any transaction that would be required to be disclosed by United pursuant to Item 404 of Regulation S-K under the Securities Act of 1933.  The Board of Directors of United or the Audit Committee must approve all such transactions under the policy.

Prior to entering into such a related person transaction or an amendment thereof, the Board or Audit Committee must consider all of the available relevant facts and circumstances, including if applicable, benefits to United, the impact of a transaction on a director’s independence, the availability of other sources for comparable products or services, the terms of the transaction, and the terms available to or from unrelated third parties or employees generally, as the case may be. No member of the Board or Audit Committee shall participate in any review, consideration, or approval of any related person transaction with respect to which such member or any of his or her immediate family members is a related person.

Mr. Wallis, a member of the Board of Directors of United, is the owner of a printing company that United and its bank subsidiaries engaged during 2007 to perform various printing services totaling $145,000.

United’s subsidiary banks have had, and expect to have in the future, banking transactions in the ordinary course of business with directors and officers of United and other related persons, on the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with unaffiliated third parties.  Such transactions have not involved more than the normal risk of collectability or presented other unfavorable features.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

The Compensation Committee of the Board of Directors (the “Committee”) has the important responsibility of ensuring that the Company’s executive compensation policies and practices are based on three simple principles:

•	Pay competitively within our industry;
•	Pay for appropriate performance based on pre-established goals; and
•	Design compensation programs with a balance between short-term and long-term objectives.

No Compensation Committee member has been an officer or employee of United, and the Board has considered and determined that all of the members are independent as “independent” is defined under the Nasdaq Marketplace Rules.  All members of the Compensation Committee, having a significant percentage of their net worth invested in shares of United, have interests aligned with the interests of other shareholders.  The Compensation Committee’s charter is available in the corporate governance section of United’s website, ucbi.com.

To assist it in determining how best to achieve the above objectives, the Compensation Committee in 2004 conducted an interview process with several prominent compensation consulting firms that had no previous relationships with the Company, and selected Watson Wyatt & Co. for a three-year engagement to advise it and the Board on executive compensation.  In October, 2007, the Committee agreed to extend the engagement of Watson, Wyatt for another three-year period.  Watson Wyatt has provided no other consulting services to United.

In addition to its focus on compensation matters, the Compensation Committee occasionally recommends policies related to leadership development and employee retention for consideration by the Board of Directors.  For example, in 2005 the Committee proposed guidelines for stock ownership by senior and executive management that were subsequently adopted by the Board.

In 2005, the Committee began to consider the design and functioning of a “pay for performance” plan for the annual cash bonuses paid to executive management.  This project was inspired by a desire to link salary and bonuses to objective standards of performance.  In addition, the plan was designed to qualify for compliance with the limitations on executive compensation deductions under Internal Revenue Code Section 162(m).  In January, 2007, the Committee established the performance parameters to be used for 2007 under the “Management Annual Incentive Plan” adopted by the shareholders at the Annual Meeting in April, 2007.

An important element of compensation in the banking industry is the provision of long-term incentives in the form of equity awards such as stock options, restricted stock, and restricted stock units.  The Compensation Committee is charged with the responsibility of determining and granting awards each year.  Watson Wyatt has advised the Compensation Committee on the practices of our “peer group” companies as information useful in determining the best use of equity compensation in the overall compensation package of United’s executive management and other key officers.

Philosophy

United’s compensation programs are designed to attract and retain key employees, motivating them to achieve desired results and rewarding them for superior performance.  Different programs are geared to short and long-term performance with the goal of increasing shareholder value over the long term.  Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations.  Because United believes the performance of every employee is important to the company’s success, it is mindful of the effect of executive compensation and incentive programs on all of its employees.

United believes that the compensation of the company’s senior executives should reflect their success as a management team and as individuals in attaining key operating objectives, such as growth of revenue, loans and deposits; growth of operating earnings and earnings per share; growth or maintenance of market share, long-term competitive advantage, customer satisfaction and operating efficiencies; and, ultimately, in attaining long-term growth in the market price of United’s stock.  United believes that the performance of the senior executives in managing the company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation.  United also believes that their compensation should not be based on the short–term performance of United’s stock, whether favorable or unfavorable, but rather that the price of United’s stock will, in the long-term, reflect the company’s operating performance, and ultimately, the management of the company by its executives.  United seeks to have the long-term performance of its stock reflected in executive compensation through its stock option and other equity incentive programs.

Administration

Generally, the Compensation Committee reviews the performance and approves all compensation of United’s senior executives and, based upon this evaluation, establishes their compensation.  For all senior executives other than the Chief Executive Officer, the Chief Executive Officer makes recommendations to the Compensation Committee.

Though not members of the Compensation Committee, Jimmy Tallent, United’s Chief Executive Officer and Rex Schuette, United’s Executive Vice President and Chief Financial Officer were invited to most Compensation Committee meetings along with Robert Head, Chairman of the Board of Directors and Zell Miller, Director Emeritus. Prior to his retirement in January 2008, Thomas Gilliland, United’s former Executive Vice President, Secretary and General Counsel was also invited to most meetings.  Although all invitees may participate in discussions and provide information that the Compensation Committee considers (except for discussions with respect to any invitee’s own compensation, in which an executive does not participate), invitees do not participate in voting and decision-making.

In setting and approving compensation of senior executives, the Compensation Committee considers objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the company, and other matters relevant to the short-term and the long-term success of the company and the enhancement of shareholder value in the broadest sense. As described above, with respect to Mr. Schuette, Mr. Gilliland, Mr. Freeman - United’s Executive Vice President and Chief Operating Officer, and Mr. Shearrow - United’s Executive Vice President and Chief Risk Officer (referred to herein together with Mr. Tallent as the “ Named Executive Officers ”), the Committee also considered the recommendations of Mr. Tallent in 2007.

In performing its responsibilities for executive compensation, the Compensation Committee has sole authority to, and does to the extent it deems necessary or desirable, retain and consult with outside professional advisors.  During 2007, Watson Wyatt & Co. advised the Compensation Committee and the

Board on executive compensation.  Watson Wyatt reported directly to the Compensation Committee.  Watson Wyatt performed a study of the compensation of executive management of companies within the industry and with companies of comparable size.  The groups used to compare executive compensation include (1) a peer group of 14 bank holding companies with asset sizes ranging from $6 to $10 billion and a median of $7.8 billion (the “Peer Group”) and a reference group of eight bank holding companies with asset sizes ranging from $10 to $14 billion with a median asset size of $11.3 billion (the “Reference Group”), approximately the asset size to which United may grow to in the next three years based on recent growth. The Peer Group consisted of Alabama National BanCorporation, Chittenden Corporation, First Midwest Bancorp, Inc., Greater Bay Bancorp, MB Financial, Inc., Old National Bancorp, Provident Bankshares Corporation, Pacific Capital Bancorp, Susquehanna Bancshares, Inc., Trustmark Corporation, United Bankshares, Inc., UMB Financial Corporation, Umpqua Holdings Corporation and Wintrust Financial Corporation. The Reference Group consisted of Bank of Hawaii Corporation, BancorpSouth, Inc. Cullen/Frost Bankers, Inc., FirstMerit Corporation, Sterling Financial Corporation, South Financial Group, Inc., Valley National Bancorp and Whitney Holding Corporation. The Compensation Committee also compared United’s executive compensation to published executive compensation surveys, including bank holding companies with similar asset sizes, compiled with the assistance of Watson Wyatt (the “Published Surveys”).

The Compensation Committee compares the performance of United to the performance of the companies in the Peer Group and Reference Group and establishes United’s compensation similar to or more or less than such companies consistent with its goal of competitively compensating United’s Named Executive Officers. Because during the past several years, United has outperformed the median performance of the Peer Group and Reference Group, the Compensation Committee has attempted to compensate its Named Executive Officers comparable to executive officers at Peer Group and Reference Group companies but generally above the median compensation paid in each such group. The Compensation Committee also uses Watson Wyatt’s analysis to assist in determine the amounts of each element of compensation.

Elements of Compensation

Compensation for each senior executive is allocated among annual base salary, annual cash bonus awards and equity incentive compensation awards.  The Compensation Committee chooses to pay each element of compensation in order to attract, retain and motivate highly qualified executive talent, reward superior annual performance and provide incentive for their balanced focus on long-term strategic goals and increasing shareholder value as well as short-term performance.  The amount of each element of compensation is determined by or under the direction of the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive: performance against corporate and individual objectives for the previous year; difficulty of achieving desired results in the coming year; value of their unique skills and capabilities to support United’s long-term performance; performance of their general management responsibilities; and, contribution as a member of the executive management team.  These elements are designed to be competitive with comparable employers and to align the senior executives’ incentives with the long-term interests of United’s shareholders.

 Although the Compensation Committee does not set overall compensation targets and then allocate among the elements, it does review total compensation when making decisions on each element of compensation to ensure that the total compensation for each senior executive is justified and appropriate in the best interests of the company.

The following is a summary of the Compensation Committee’s actions during 2007 with respect to annual base salary, annual cash bonus awards and equity incentive compensation awards.

Annual Base Salary.  United strives to provide its senior executives with a level of assured cash compensation in the form of annual base salary that is competitive with companies in the financial services industry and companies that are comparable in size and performance.

The Compensation Committee reviews base salaries annually and makes adjustments, in light of past individual performance as measured by both financial and non-financial factors and the potential for making significant contributions in the future, to ensure that salary levels remain appropriate and competitive.  With respect to all senior executives, other than the Chief Executive Officer, the Compensation Committee also considers Mr. Tallent’s recommendations and assessment of each officer’s performance, his or her tenure and experience in his or her respective positions, and internal comparability considerations.

In 2007, the Compensation Committee, at the request of Mr. Tallent, did not increase the annual base salaries for any of United’s executive officers including Mr. Tallent, Mr. Schuette, Mr. Gilliland and Mr. Freeman.  Mr. Shearrow’s base salary was approved by the Compensation Committee during negotiations for his employment offer in April 2007 and has not been adjusted subsequently.

Annual Cash Bonuses. The Compensation Committee believes that its senior executives’ annual cash bonus should be linked directly to achievement of specified financial and non-financial objectives.  Effective January 19, 2007, the Board of Directors adopted the Management Annual Incentive Plan which was subsequently approved by the shareholders at the 2007 shareholders’ meeting.  In connection with the Management Annual Incentive Plan, the Compensation Committee considered the non-financial factors discussed earlier and various financial performance measures, including operating earnings per share; returns on equity, tangible equity and assets; revenue, loan and deposit growth; operating efficiency; loan and credit quality; and customer satisfaction scores.

Because these financial performance measures were not met during 2007, the Compensation Committee did not award cash bonuses to any Named Executive Officers except for Mr. Shearrow, whose cash bonus had previously been agreed to as part of his employment offer and accepting his current position at United.

Equity Incentive Awards.  The Compensation Committee has designed United’s equity incentive awards to serve as the primary vehicle for providing long-term incentives to the senior executives and key employees.  United also regards equity incentive awards as a key retention tool.  These considerations are paramount in the Compensation Committee’s determination of the type of an award to grant and the number of underlying awards to be granted.  Because of the direct relationship between the value of an option and the market price of United’s common stock, United believes that granting stock options is the best method of motivating senior executives to manage the company in a manner that is consistent with the long-term interests of United’s shareholders.

Equity incentive awards were granted under the Equity Plan, which is a broad-based, shareholder approved plan covering senior executives and other key management personnel.  The Equity Plan permits United to grant stock options, restricted stock and restricted stock units and provides additional flexibility, if circumstances of United’s business and opportunities warrant, to grant other forms of equity-based compensation.  Prior to 2003, the primary forms of equity compensation that United awarded were incentive stock options and non-qualified stock options.  United selected this form because of the favorable accounting treatment.  However, in 2004 in anticipation of a change in the accounting treatment for stock options, the Compensation Committee began granting a limited number of restricted stock awards to senior executives in lieu of stock options.  In 2007, for United’s senior executives, the Compensation Committee granted approximately half of the value of all equity compensation awards in non-qualified stock options and half in restricted stock awards.

The Equity Plan does not permit the grant price for options to be reduced after the initial grant date.  Because senior executives may not exercise options until they vest and because the exercise price of the options is the fair market value of the underlying stock on the date of grant, senior executives do not realize any benefit from stock options unless United’s stock price appreciates over the vesting period.

During 2007, options to acquire 605,700 shares of common stock were awarded by the Compensation Committee, including options to acquire 105,000 shares of common stock awarded to the Named Executive Officers.  Additionally, 48,400 restricted stock awards were awarded during 2007, including 28,900 restricted stock units awarded to the Named Executive Officers.

Retirement and Other Benefits.

The Compensation Committee believes that retirement and deferred compensation benefits provide financial security to senior management and their families for their service to the company.  As a result, United has adopted the following two plans:

Modified Retirement Plan.  United maintains a modified retirement plan (the “Modified Retirement Plan”) for its Named Executive Officers and certain other key personnel.  See the disclosure provided in “Executive Compensation – Pension Benefits” for a description of the material terms of the Modified Retirement Plan and disclosure of 2007 benefits provided to the Named Executive Officers under the Modified Retirement Plan.

Deferred Compensation Plan.  In addition, United maintains a deferred compensation plan (the “Deferred Compensation Plan”) for senior management, members of the Board of Directors, members of United’s local community bank boards and certain other key personnel.  See the disclosure provided in “Executive Compensation – Nonqualified Deferred Compensation” for a description of the material terms of the Deferred Compensation Plan and disclosure of 2007 benefits provided to the Named Executive Officers under the Deferred Compensation Plan.

Perquisites and Other Benefits.

The perquisites provided to United’s Named Executive Officers in 2007 were the use of a company-owned car and the payment of the dues for club memberships that are not used exclusively for business purposes.  These personal benefits are generally provided to similarly situated financial institution executives in the company’s market areas, and United believes it is appropriate to award its senior executives similar benefits.

United also provides matching contributions of up to 5% of the bonus contributions to the Deferred Compensation Plan.  United’s Named Executive Officers also participate in company-wide contributions to the 401(k) Plan and United’s Profit Sharing Plan (the “Profit Sharing Plan”) and receive other benefits on the same terms as other employees, which plans include medical, dental and life insurance.

Severance Benefits

Generally, options and restricted stock grants continue to vest for United’s Named Executive Officers in the event of the officer’s termination without cause or a termination by the officer for Good Reason (as defined in the award agreements).  Otherwise, options and restricted stock awards cease vesting upon termination of employment.  United does not provide for any other severance benefits to its Named Executive Officers, except as described below.

In connection with his retirement, Mr. Gilliland entered into an amendment to certain of his outstanding stock option and restricted stock unit award agreements under the 1995 Key Employee Stock Option Plan and the Equity Plan.  The amendment changed the vesting and exercise periods of the awards granted to Mr. Gilliland, except those unvested awards granted in 2006 and 2007, so that each award will continue to vest and be exercisable following Mr. Gilliland’s retirement in accordance with the initial vesting and exercise schedules for such awards.  The amendments were made at no additional cost to United.  A copy of the Amendment was filed as Exhibit 10.1 to United’s Current Report on Form 8-K on February 5, 2008.

Benefits Upon a Change in Control

United’s senior management has substantially contributed to the success of United, and the company believes that it is important to protect them in the event of a change in control.  Further, it is United’s belief that the interests of shareholders will be best served if the interests of its senior management are aligned with them, and providing change in control benefits should reduce any reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders.

For that reason, United’s Named Executive Officers have each entered into a Change in Control Severance Agreement with the company, the terms of which are described in “Agreements with Executive Officers and Post-Employment Compensation”. The Compensation Committee has established the payment and benefit levels to be paid to the Named Executive Officers following a change in control under these agreements consistent with what the Compensation Committee believes is standard for financial institution executives in the markets in which United operates.

Based upon a hypothetical change in control and the termination of Messrs. Tallent, Freeman, Schuette or Shearrow as of December 31, 2007, all payments of compensation and benefits under the Change in Control Severance Agreements would be capped at the following approximate amounts: Mr. Tallent $2,190,000; Mr. Freeman $1,255,000; Mr. Schuette $1,046,000; and Mr. Shearrow $336,000. The Compensation Committee believes that these potential benefits would be minor relative to the substantial transaction value for United’s shareholders.  Mr. Gilliland’s Change in Control and Severance Agreement terminated at no cost to United at the time of his retirement.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation paid during the past three years to the Named Executive Officers.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary (1)	Bonus(1)	Restricted stock awards(2)	Stock option awards(2)	Change in pension value and deferred compensation earnings(3)	All other(4)	Total

Jimmy C. Tallent	2007	$480,000	$-	$94,900	$186,100	$(131,700)	$95,379	$724,679
President and	2006	472,500	650,000	68,000	157,000	66,700	119,493	1,533,693
Chief Executive Officer	2005	437,500	460,000	42,000	153,000	43,300	108,854	1,244,654

Guy W. Freeman	2007	295,000	-	22,400	30,500	84,600	50,722	483,222
Executive Vice President	2006	290,800	300,000	86,900	172,800	55,800	57,843	964,143
and Chief Operating Officer	2005	275,000	215,000	69,300	75,000	65,800	50,375	750,475

Rex S. Schuette	2007	283,000	-	72,700	102,200	(111,600)	33,450	379,750
Executive Vice President	2006	279,500	250,000	45,900	91,850	64,300	46,471	778,021
and Chief Financial Officer	2005	265,600	170,000	23,750	66,350	44,000	39,771	609,471

Thomas C. Gilliland	2007	257,000	-	52,800	67,600	64,400	47,319	489,119
Executive Vice President,	2006	254,800	150,000	36,850	73,800	36,700	53,814	605,964
Secretary and General Counsel	2005	245,700	137,000	21,150	64,350	46,000	57,071	571,271

David P. Shearrow	2007	195,000	145,000	127,000	30,600	7,500	84,893	589,993
Executive Vice President
and Chief Risk Officer

________________________

(1)
Amounts shown for salary and bonus were either paid in cash or deferred, as elected by the executive under the Deferred Compensation Plan.  See the “Nonqualified Deferred Compensation – Activity For 2007” table for the executive’s contributions and earnings.

(2)
The annual amounts reflect United’s amortized expense relating to the awards granted to the executive.  See Note 19 to the consolidated financial statements in United’s Annual Report on Form 10-K for the year ended December 31, 2007, regarding the assumptions underlying the valuation and expense recognition of equity awards. All restricted stock and stock option awards were granted under the Existing Equity Plan.

(3)
Includes the annual change in the present value of the executive’s accumulated benefits under the Modified Retirement Plan and earnings credited to the executive’s account for the balances held in the Deferred Compensation Plan.  See the “Pension Benefits” and “Nonqualified Deferred Compensation – Activity For 2007” tables for additional information.

(4)
Amounts shown include: (i) matching 401(k) and profit sharing contributions on behalf of the executive; (ii) matching 401(k) contributions on behalf of the executive for the Deferred Compensation Plan (see the “Nonqualified Deferred Compensation – Activity For 2007” table for additional information); (iii) the value of personal travel or allowance for a company-owned car; (iv) club membership dues that are not used exclusively for business purposes; (v) dividends on unvested restricted stock awards; (vi) life insurance premiums paid on behalf of the executive; and, (vii) directors fees paid to the executive for serving on subsidiary and community bank boards.  Certain executives received directors fees in 2007, 2006 and 2005, respectively, of $43,850, $37,850 and $41,200 for Mr. Tallent; $7,500, $7,500 and $7,400 for Mr. Freeman; and, $18,900, $19,350 and $17,450 for Mr. Gilliland.  Mr. Shearrow also received a cash payment of $60,000 to replace certain unvested restricted stock awards that were forfeited at his previous employer as an inducement to his employment by United.

Stock Option and Restricted Stock Grants

The following table sets forth information with respect to restricted stock and stock option awards granted to the Named Executive Officers for 2007:

GRANTS OF PLAN-BASED AWARDS
	Grant date	Number of restricted stock units (1)	Stock option awards(2)
			Number	Exercise price(3)	Closing price on grant date
Mr. Tallent	4/25/07	3,500	35,000	$30.67	$30.67
Mr. Freeman	4/25/07	4,000	21,500	30.67	30.67
Mr. Schuette	4/25/07	3,500	18,500	30.67	30.67
Mr. Gilliland	4/25/07	2,000	10,000	30.67	30.67
Mr. Shearrow	4/16/07	15,900	20,000	31.41	31.41
___________________
(1)
The restricted stock units vest in equal installments over a four-year period beginning on January 31, 2008.  For Mr. Shearrow, the restricted stock units vest as follows:  3,200 units on May 31, 2008, 6,200 units on January 31, 2009, and 6,500 units on January 31, 2010.

(2)
Each stock option is exercisable for one share of United’s common stock.  Stock options vest in equal installments over a four-year period from the date of the grant, beginning on April 25, 2008.  For Mr. Shearrow, the stock options vest in equal installments over a four-year period from the date of grant, beginning on April 16, 2008.

(3)
The exercise price of the stock options and the grant price of the restricted stock awards were $30.67 per share, the closing price of United’s common stock the day of the grant.  For Mr. Shearrow, the exercise price of the stock options and the grant price of the restricted stock awards were $31.41 per share, the closing price of United’s common stock on the day of the grant.

When awarding grants, the Compensation Committee set option exercise prices during 2007 at the market closing price on the date of grant.  Both stock options and restricted stock awards vest over a number of years in order to encourage employee retention and focus management’s attention on sustaining financial performance and building shareholder value over an extended term.  Typically, vesting is in equal increments over a four-year period from the date of the grant.

As of December 31, 2007, United had not granted stock appreciation rights or similar awards to any of its past or present executive officers.

Stock Option Exercises and Restricted Stock Vested

The following table sets forth the value realized upon exercising stock options and vesting of restricted stock awards for the Named Executive Officers during 2007:

OPTION EXERCISES AND VESTING OF RESTRICTED STOCK
Name	Stock option awards		Restricted stock awards
	Number exercised	Value realized(1)	Number vesting	Value realized(2)
Mr. Tallent	6,750	$41,108	2,812	$90,137
Mr. Freeman	-	-	2,050	65,251
Mr. Schuette	-	-	1,938	61,593
Mr. Gilliland	-	-	1,538	49,096
Mr. Shearrow	-	-	-	-
___________________
(1)	Represents the difference between the closing price of United’s common stock on the date of exercise and the option exercise price multiplied by the number of options exercised.
(2)	Represents the value realized by multiplying the number of restricted stock awards vesting by the closing price of United’s common stock on the date of vesting.

Outstanding Equity Awards as of December 31, 2007

The following table sets forth, for each Named Executive Officer, the number of stock options exercisable and unexercisable and the number and value of unvested restricted stock awards as of December 31, 2007:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Name	Stock options				Restricted stock awards
	Number exercisable	Number unexercisable(1)	Exercise price	Expiration date (2)	Number not vested (3)	Market value not vested (4)
Mr. Tallent	26,250	-	$13.33	1/1/09
	36,000	-	12.67	4/20/10
	45,000	-	11.67	4/18/11
	60,000	-	13.00	3/11/12
	45,000	-	16.39	4/17/13
	12,750	4,250	23.75	6/7/14
	10,200	10,200	23.10	5/16/15
	7,750	23,250	28.85	4/26/16
	-	35,000	30.67	4/25/17
	242,950	72,700			8,938	$141,220
Mr. Freeman	6,000	-	12.67	4/20/10
	7,716	-	11.67	4/18/11
	24,000	-	13.00	3/11/12
	30,000	-	16.39	4/17/13
	7,500	2,500	23.75	6/7/14
	6,500	6,500	23.10	5/16/15
	5,000	15,000	28.85	4/26/16
	-	21,500	30.67	4/25/17
	86,716	45,500			8,300	131,140
Mr. Schuette	34,500	-	11.67	3/12/11
	18,000	-	11.67	4/18/11
	24,000	-	13.00	3/11/12
	27,001	-	16.39	4/17/13
	6,750	2,250	23.75	6/7/14
	6,000	6,000	23.10	5/16/15
	4,375	13,125	28.85	4/26/16
	-	18,500	30.67	4/25/17
	120,626	39,875			7,625	120,475
Mr. Gilliland	2,328	-	13.33	1/1/09
	7,542	-	12.67	4/20/10
	9,414	-	11.67	4/18/11
	13,494	-	13.00	3/11/12
	23,207	-	16.39	4/17/13
	6,375	2,125	23.75	6/7/14
	4,500	4,500	23.10	5/16/15
	2,500	7,500	28.85	4/26/16
	-	10,000	30.67	4/25/17
	69,626	24,125			5,100	80,580
Mr. Shearrow	-	20,000	31.41	4/16/17
	-	20,000			15,900	251,220
___________________
(1)	Stock options become exercisable in four equal annual installments beginning on the first anniversary of the grant date.
(2)	The expiration date of each stock option is 10 years after the date of grant.
(3)
With the exception of Mr. Shearrow, restricted stock shares and units vest in four equal annual installments, beginning January 31 of the year following the grant date.  Mr. Shearrow’s restricted stock shares vest as follows:  3,200 units on May 31, 2008, 6,200 units on January 31, 2009, and 6,500 units on January 31, 2010.

(4)	The market value is based on the closing price of United’s common stock at December 31, 2007 of $15.80 multiplied by the number of unvested awards.

Equity Compensation Plan Information at December 31, 2007

The following table provides information about stock options outstanding as of December 31, 2007 and stock options and/or equity awards available to be granted in future years:

EQUITY COMPENSATION PLAN INFORMATION
	Total outstanding options	Weighted-average exercise price of outstanding options	Number available for issuance under equity compensation plans
Equity compensation plans approved by shareholders (1)	2,906,072	$21.37	1,923,876
Equity compensation plans not approved by shareholders (2)	90,898	8.09	-
Total	2,996,970	$20.97	1,923,876
___________________
(1)	Represents the number of stock options or equity awards available to be granted in future years under the Existing Equity Plan.
(2)	Stock options granted under plans assumed by United through acquisitions prior to December 1, 2004. Such plans have been frozen as to future grants at the time of the acquisitions.

Pension Benefits

The following table presents selective retirement benefit information for 2006 for each Named Executive Officer.

PENSION BENEFITS
Name	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during 2007
Mr. Tallent	Modified Retirement Plan	24	$303,922	$-
Mr. Freeman	Modified Retirement Plan	13	511,167	-
Mr. Schuette	Modified Retirement Plan	7	224,875	-
Mr. Gilliland	Modified Retirement Plan	15	361,118	-
Mr. Shearrow	Modified Retirement Plan	1	7,488	-

The Modified Retirement Plan provides specified benefits to key officers who contribute materially to the continued growth, development and future business success of United and its subsidiaries.  Generally, when a participant retires, United will pay to the participant a fixed annual amount in equal installments either (1) for the lifetime of the participant and, if the participant is married upon death, a lesser lifetime amount to the participant’s spouse, or (2) a fixed payment for 15 years.  The benefits, based on seniority and position, range from $25,000 to $90,000 and are taxable to the participant.  The normal retirement age defined in the plan is 65.

The Modified Retirement Plan contains provisions that provide for accelerated vesting upon a change in control of United.  The Modified Retirement Plan also provides that these benefits will be forfeited if a participant is terminated for cause or, if during a certain period after his or her termination of employment, competes with United, solicits customers or employees, discloses confidential information, or knowingly or intentionally damages United’s goodwill or esteem.

Nonqualified Deferred Compensation

The following table presents information for each Named Executive Officer relating to the Deferred Compensation Plan.

NONQUALIFIED DEFERRED COMPENSATION – ACTIVITY FOR 2007
Name	Executive contributions (1)	Company contributions (2)	Account Earnings (3)	Withdrawals/ distributions	Balance at year-end
Mr. Tallent	$26,660	$12,750	$(179,160)	$-	$574,252
Mr. Freeman	-	3,500	418	-	13,698
Mr. Schuette	23,160	2,900	(165,578)	-	201,530
Mr. Gilliland	-	-	4,002	9,448	28,116
Mr. Shearrow	-	-	-	-	-
___________________
(1)	All executive contributions are included in the amounts under the column headings “Salary” and “Bonus” in the “Summary Compensation Table”.
(2)	All company contributions are included in the amounts under the column heading “All other” in the “Summary Compensation Table”.
(3)	All account earnings are included in the amounts under the column heading “Changes in pension and deferred compensation earnings” in the “Summary Compensation Table”.

The Deferred Compensation Plan provides for the deferral of up to 75% of annual base salary and up to 100% of annual cash bonus payments and other specified benefits to selected individuals who contribute materially to the continued growth, development and future business success of United and its affiliates.  Further, the Deferred Compensation Plan allows for employer matching contributions for employee contributions that would have been paid under United’s tax-qualified 401(k) plan (the “401(k) Plan”) if such matching contributions would otherwise exceed the maximum allowable amounts under the 401(k) Plan and matching of deferred bonuses, dollar for dollar up to 5% of bonus, subject to the same vesting provisions of the 401(k) Plan.  Although the Plan allows the Board of Directors to make discretionary contributions to the account of employee participants, the Board has never made any.  The Deferred Compensation Plan also provides for the deferral of up to 100% of director fees for service by a non-employee director on the board of United or any subsidiary or community bank.

Contributions to the Deferred Compensation Plan may be invested in United’s common stock and a portfolio of various mutual funds. Participants are 100% vested for their contributions, including earnings or losses thereon. Company contributions, including earnings and losses thereon, vest over a three-year period. Because the amounts deferred under the plan are invested in the underlying mutual fund or, in the case of United common stock, recorded as common stock issuable (an equity instrument) at the time of the investment, there are no potential future costs of the plan known at this time.

Generally, when a participant retires or becomes disabled, United will pay the participant their accrued benefits in a lump sum or in equal installments for 5, 10, or 15 years.  Alternatively, a participant may elect to have a portion (or all) of their accrued benefits paid out at a specified time before retirement in a lump sum or in annual installments for 2, 3, 4, or 5 years.  The benefit payments are taxable to the participant.

Agreements with Executive Officers and Post-Employment Compensation

Messrs. Tallent, Freeman, Schuette, Gilliland and Shearrow have each entered into Change in Control Severance Agreements with United. The agreements remain in effect until the earlier of the termination of such executive’s employment without entitlement to the benefits under the agreement or the date that the executive attains age 65 (except that Mr. Freeman’s agreement remains in effect to age 75), unless earlier terminated by mutual written agreement of the executive and United.

The agreements provide for payment of compensation and benefits to the executive in the event of a “Change in Control” of United if the executive’s employment is involuntarily terminated by United without “Cause” or if the executive terminates his employment for “Good Reason”. A “Change in Control” generally means the acquisition by any person of beneficial ownership of 20% or more of the voting power of United’s outstanding stock, approval by shareholders of a merger or consolidation or a complete liquidation or dissolution of United or an agreement for the sale or other disposition of all or substantially all of the assets of United, or a majority change in the composition of the Board of Directors. “Cause” is generally defined as the involuntary termination of the executive by United as result of an act or acts which constitute a felony, are in the good faith judgment of the Board of Directors determined to be in violation of law or of policies of United and which result in demonstrably material injury to United or are of proven or undenied dishonesty by the executive resulting or intended to result directly or indirectly in significant gain or personal enrichment to the executive at the expense of United, or in the event of willful and continued failure by the executive substantially to perform his duties with United and such failure results in demonstrably material injury to United. “Good Reason” for termination is generally defined as the occurrence during the six month period prior to, or within the eighteen month period following, the date of a Change in Control, of a substantial adverse change in the executive’s responsibilities, the required relocation of the executive to a location outside of the market area of United, a material reduction in the levels of coverage of the executive under United’s director and officer liability insurance policy or indemnification commitments, or a reduction in the executive’s compensation or benefits.

The executive is not entitled to compensation or payments pursuant to the agreement if he is terminated by United for Cause, dies, incurs a disability, or voluntarily terminates employment (other than for Good Reason). If a Change in Control occurs during the term of the agreement and the executive’s employment is terminated within six months prior to, or eighteen months following, the date of the Change in Control, and if such termination is an involuntary termination by United without Cause (and does not arise as a result of death or disability) or a termination by the executive for Good Reason, the executive will be entitled to his base salary, annual bonus and certain other benefits, as determined by the agreement, for the lesser of 36 months from the date of his termination or the number of months from the date of his termination until he attains age 65 (75 in the case of Mr. Freeman).

The agreement provides that the compensation and benefits provided for under the agreement shall be reduced or modified so as to insure that United does not pay an Excess Severance Payment, as defined in the agreement by reference to Section 280G of the Internal Revenue Code. The agreement would allow the executive to choose the manner on which the payments would be made so long as the total payments are capped to avoid being treated as an Excess Severance Payment. The agreement does not provide for the payment of any taxes or a gross-up of payments to pay any taxes in the event any of the compensation or benefits were considered to be an Excess Severance Payment.

United has no other employment or severance agreements with any of its Named Executive Officers.

Director Compensation

Non-employee Directors of United received an annual retainer of $20,000 and a separate meeting fee of $3,000 for each of the five regularly scheduled Board meetings attended during 2007.  The members of the Audit Committee received a separate meeting fee of $500 per regularly scheduled meeting attended.  The Chairmen of the Audit and Compensation Committees each received an additional annual retainer of $5,000.  Executive officers who serve as directors do not receive compensation for service on the Board of Directors of United.  Certain members of United’s Board of Directors and its executive officers also serve as members of one or more of United’s subsidiaries and community banks boards of directors for which they are compensated.

The annual retainer and meeting fees are payable in cash or may be deferred pursuant to United’s Deferred Compensation Plan.  In 2007, Directors Bennett, Head and Nelson and Director Emeritus Miller elected to defer all or a portion of their retainer and meeting fees.

In addition to the retainers and meeting fees listed above, United reimburses the non-employee Directors for their travel expenses incurred in attending meetings of the Board or its Committees, as well as for fees and expenses incurred in attending director education seminars and conferences.  Directors did not receive any stock option or other equity awards nor any other personal benefits in 2007.

The table below presents a summary of non-employee Director compensation for 2007:

DIRECTOR COMPENSATION
Name	Fees earned or paid in cash	Nonqualified deferred compensation earnings	All other compensation (1)	Total
Robert L. Head, Jr.	$35,000	$1,886	$21,800	$58,686
W.C. Nelson, Jr.	42,500	21,392	21,800	85,692
A. William Bennett	42,500	(23,260)	-	19,240
Robert Blalock	36,875	-	10,500	47,375
Charles E. Hill	35,000	-	21,800	56,800
Hoyt O. Holloway	36,875	-	7,000	43,875
Clarence W. Mason, Sr.	35,000	-	2,000	37,000
John D. Stephens (2)	17,500	-	3,000	20,500
Tim Wallis	36,875	(21,112)	5,700	21,463
Zell Miller (3)	35,000	5,928	-	40,928
___________________
(1)	Directors fees for serving on one or more of United’s subsidiary or community bank boards of directors.
(2)	John D. Stephens was elected to United’s Board of Directors in Connection with the acquisition of Gwinnett Commercial Group, Inc. effective July 11, 2007.
(3)	Director emeritus.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as an officer or employee of United at any time or engaged in any transaction that would be required to be disclosed under “Certain Relationships and Related Transactions”.

None of United’s executive officers serve as a director or member of the compensation committee of any other entity that has an executive officer serving as a member of United’s Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included with this proxy statement with management.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that it be included herein.

A. William Bennett, Chairman
Robert H. Blalock
Charles E. Hill
Hoyt O. Holloway
Clarence W. Mason, Sr.
W.C. Nelson, Jr.
John D. Stephens
Tim Wallis

PRINCIPAL AND MANAGEMENT SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of United’s common stock as of February 29, 2008.  Beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership with 60 days of February 29, 2008, through the exercise of any stock option or other right, and any shares that are pledged as security pursuant to various financial obligations.  The percentage of beneficial ownership is based on 49,085,477 shares of United’s common stock deemed outstanding as of such date, including options exercisable within 60 days to acquire 2,017,400 shares, and 87,866 shares issuable under the Deferred Compensation Plan, all outstanding as of February 29, 2008.  The table sets forth such information with respect to:

•	each shareholder who is known by us to beneficially own 5% or more of the common stock;

•	each director;

•	each Named Executive Officer; and

•	all executive officers and directors as a group.

Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by such shareholder.

BENEFICIAL OWNERSHIP
Name	Number of shares of common stock owned directly or indirectly	Number of shares underlying options exercisable within 60 days	Number of shares of beneficially owned restricted stock	Number of shares issuable under the Deferred Compensation Plan	Total number of shares beneficially owned	Percentage beneficially owned
Jimmy C. Tallent (1)	557,731	242,950	6,125	18,628	825,434	1.68
Robert L. Head, Jr. (2)	1,940,504				1,940,504	3.95
W.C. Nelson, Jr. (3)	1,947,335				1,947,335	3.97
A. William Bennett	13,750			2,215	15,965	*
Robert Blalock (4)	126,429				126,429	*
Guy W. Freeman (5)	145,173	97,091	5,500		247,764	*
Thomas C. Gilliland (6)	481,210	69,360	563		551,133	1.12
Charles E. Hill (7)	549,122				549,122	1.12
Hoyt O. Holloway (8)	147,847				147,847	*
Clarence W. Mason, Sr. (9)	194,842				194,842	*
John D. Stephens (10)	402,184				402,184	*
Tim Wallis (11)	218,205			1,411	219,616	*
Rex S. Schuette	64,494	129,626	5,688	13,352	213,160	*
David P. Shearrow		5,000	15,900		20,900	*

All directors and executive officers as a group (18 persons)	6,833,807	648,053	38,076	36,695	7,556,631	15.39

* Represents less than 1% of the deemed outstanding shares of common stock.
___________________
(1)	Includes 7,380 shares pledged, 375 shares owned by Mr. Tallent’s wife, and 150 shares owned by Mr. Tallent’s minor grandchild for which he is custodian.

(2)	Includes 132,500 shares pledged and 289,665 shares beneficially owned by a trust over which Mr. Head has voting power, and 58,997 shares owned by Mr. Head’s wife.
(3)
Includes 233,500 shares pledged and 47,742 shares owned by Mr. Nelson’s minor grandchildren for which he is custodian, 1,350 shares owned by Conag Rentals, Inc., a company owned by Mr. Nelson, 1,173 shares owned by King Ford, a company in which Mr. Nelson is 50% owner, and 51,078 shares owned by Mr. Nelson’s wife.

(4)
Includes 6,556 shares pledged and 120 shares owned by Mr. Blalock’s child for which he is custodian, 92,979 shares owned by Blalock Insurance Agency, Inc., a company owned by Mr. Blalock, and 6,814 shares owned by Mr. Blalock’s wife.

(5)	Includes 2,130 shares owned by Mr. Freeman’s wife.
(6)
Includes 280,410 shares pledged and 15,628 shares owned by a trust for Mr. Gilliland’s children for which his wife is trustee, 132 shares owned by Mr. Gilliland’s sons, 194,449 shares owned by Gilliland Investors, LLLP for which Mr. Gilliland has voting power, and 238,556 shares owned by Mr. Gilliland’s wife.

(7)	Includes 167,650 shares pledged, and 226,970 shares owned or controlled by Mr. Hill’s wife.
(8)	Includes 56,904 shares owned by Holloway Motors, Inc., a company wholly owned by Mr. Holloway, and 6,963 shares owned by Mr. Holloway’s wife.
(9)	Includes 50,727 shares owned by Mason Family Partnership, L.P. for which Mr. Mason has voting power and 51,474 shares owned by Mr. Mason’s wife.
(10)	Includes 11,272 shares owned by John D. Stephens & Sons LP.
(11)	Includes 218,205 shares pledged.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires United’s directors and senior executives, and persons who own more than 10% of United’s common stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of the common stock.  Based solely on copies of such reports furnished to United and written representations that no other reports were required, United believes that all applicable Section 16(a) reports were filed by its directors, officers and 10% shareholders during the fiscal year ended December 31, 2007 except that Directors Gilliland and Wallis did not file a timely report for two transactions each in 2007 and Directors Blalock, Head, Stephens, and Tallent, did not file a timely report for one transaction each in 2007.

AUDIT COMMITTEE REPORT

The Audit Committee operates pursuant to an Audit Committee Charter that was adopted by the Board following its annual review and assessment of its charter on July 17, 2003.   United’s management is responsible for its internal accounting controls and the financial reporting process.  United’s independent registered public accountants, Porter Keadle Moore, LLP (“PKM”), are responsible for performing an audit of United’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for expressing an opinion as to their conformity with U.S. generally accepted accounting principles.  The Audit Committee’s responsibility is to monitor and oversee these processes.  The Board of Directors, in its business judgment, has determined that all three members of the Audit Committee are “independent”, as defined by the federal securities laws and the Nasdaq Marketplace Rules.

In keeping with that responsibility, the Audit Committee has reviewed and discussed United’s audited consolidated financial statements with management and PKM.  In addition, the Audit Committee has discussed with PKM the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committee”, as currently in effect.  In addition, the Audit Committee has received the written disclosures and letter from PKM required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and has discussed with PKM their independence.  The Audit Committee has also considered whether the provision of non-audit services by PKM is compatible with maintaining their independence.

The Audit Committee also discussed with management, United’s internal auditors and PKM the quality and adequacy of United’s internal controls over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing.  It reviewed management’s assessment of such internal controls and PKM’s attestation thereof.  The Audit Committee reviewed both with PKM and internal auditors their audit plans, audit scope and identification of audit risks.

Other than Mr. Bennett, the members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence.  Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and PKM.  Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of United’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that United’s auditors are in fact “independent”.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of United be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

W. C. Nelson, Jr., Chairman
A. William Bennett
Robert H. Blalock
Tim Wallis

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANT

General

The Audit Committee of the Board of Directors has appointed PKM to serve as United’s independent registered public accountant during the year ended December 31, 2008.  The Board of Directors will present to the annual meeting a proposal that such appointment be ratified.

Vote Required

Each proxy executed and returned by a shareholder will be voted as specified thereon by the shareholder.  If no specification is made, the proxy will be voted for the proposal to ratify the appointment of PKM to act as the United’s independent registered public accountant for 2008.  Pursuant to the Georgia Business Corporation Code, the proposal to ratify the appointment of PKM is approved if a majority of the votes cast by the holders of the shares entitled to vote at a meeting at which a quorum is present are voted for the proposal.

Neither United’s Articles of Incorporation or Bylaws require that the shareholders ratify the appointment of PKM as its independent auditors.  United is doing so because it believes it is a matter of good corporate practice.  Should the shareholders not ratify the selection, the Audit Committee of the Board of Directors will reconsider its determination to retain PKM, but may elect to continue the engagement.  Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that the change would be in the best interests of United and its shareholders.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” the ratification of PKM.

OTHER MATTERS

Independent Registered Public Accountants

PKM was the principal independent registered public accountant for United during the year ended December 31, 2007.  Representatives of PKM are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.  United anticipates that PKM will be United’s accountants for the 2008 fiscal year.

During 2007 and 2006, United was billed the following amounts for services rendered by PKM:

Audit Fees.  In connection with the audit of United’s annual consolidated financial statements, including the audit of management’s assessment of internal controls over financial reporting, and review of its Form 10-K and the review of United’s interim consolidated financial statements included within Forms 10-Q, United was billed approximately $546,000 in 2007 and $537,000 in 2006 by PKM.  These figures include agreed upon fees for certain services that were unbilled at each respective year end in connection with the 2007 and 2006 annual audits.  Also included in these figures were fees of $15,000 and $13,000, respectively, in 2007 and 2006 for services related to various registration statements.

Audit-Related fees.  United was billed approximately $21,000 in 2007 and $19,000 in 2006 by PKM for the audit of the 401(k) Plan and Profit Sharing Plan.

Tax Fees. United was billed approximately $5,000 in 2007 and $1,000 in 2006 by PKM for assisting with providing documentation for various tax audits.

All Other Fees. There were no other services performed by PKM that were not related to the audit of United’s financial statements during 2007 and 2006.

The audit committee pre-approves all audit and non-audit services performed by PKM.  The audit committee specifically approves the annual audit services engagement and has generally approved the provision of certain audit-related services and tax services by PKM.  Certain non-audit services that are permitted under the federal securities laws may be approved from time to time by the audit committee.

Expenses of Solicitation

The cost of solicitation of proxies will be borne by United.  United may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of common stock.

Shareholder Proposals & Recommendations for Director Nominees

No proposals or recommendations for director nominations by non-management have been presented for consideration at the Annual Meeting.

United expects that its 2009 Annual Meeting will be held in April 2009.  Any proposals or director recommendations by non-management shareholders intended for presentation at the 2009 Annual

Meeting must be received by United at its principal executive offices, attention of the Secretary, no later than November 25, 2008 to be considered for inclusion in the proxy statement for that meeting.  United must be notified no later than February 25, 2009 of any other shareholder matter intended to be presented for action at the meeting.

General

The Board of Directors does not know of any other matters to be presented at the Annual Meeting.  If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Jimmy C. Tallent
President and Chief Executive Officer

Annual Meeting of Shareholders

April 30, 2008, 2:00 p.m., E.T.

You can vote in one of four ways: 1) By Mail,  2) By Internet,  3) By Phone,  4) In Person at the Meeting
See the reverse side of this sheet for instructions.

 TO VOTE BY MAIL, COMPLETE BOTH SIDES OF THE PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co., 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606

YOUR VOTE IS IMPORTANT
Please complete both sides of the PROXY CARD, sign, date,

DETACH PROXY CARD HERE	DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY CARD
The below signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders, a Proxy Statement for the Annual Meeting of Shareholders and the Annual Report to Shareholders.

If you plan to personally attend the Annual Meeting of Shareholders please check the Dated box below and list the names of attendees on the reverse side.

Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend the 2008 meeting. ☐

VOTER CONTROL NUMBER

ABOVE NAME HERE	COMMON
Dated

(Please sign here)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give  your full title. If shares are held jointly, each holder may sign but only one signature is required.

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:

1. Read the accompanying Proxy Statement.
2. Visit our Internet voting site at http://www.illinoisstocktransfer.com, click on the heading "Internet Voting" and follow the instructions on the screen.
3 . When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.
Please note that all votes cast by Internet must be completed and submitted prior to Monday, April 28, 2008 at 11:59 p.m. Eastern Time.
Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:
1. Read the accompanying Proxy Statement. 1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.
Please note that all votes cast by telephone must be completed and submitted prior to Monday, April 28, 2008 at 11:59 p.m. Eastern Time.
Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

	PROXY – UNITED COMMUNITY BANKS, INC.						COMMON

PLEASE LIST NAMES OF	THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS
PERSON(S) ATTENDING
I hereby appoint Jimmy C. Tallent or Robert L. Head, Jr. my proxy to vote my common stock at the Annual Meeting of Shareholders of UNITED COMMUNITY BANKS, INC. to be held on April 30, 2008, and any adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished therewith. This proxy is revocable at or at any time prior to the meeting.

	1.	The election as directors of all nominees listed.	FOR	VOTE WITHHELD		FOR	VOTE WITHHELD

		01 Jimmy C. Tallent	☐	☐	06 Guy W. Freeman	☐	☐

		0 2 Robert L. Head, Jr.	☐	☐	07 Charles E. Hill	☐	☐

		03 W.C. Nelson, Jr.	☐	☐	08 Hoyt O. Holloway	☐	☐

		04 A. William Bennett	☐	☐	09 John D. Stephens	☐	☐

		05 Robert H. Blalock	☐	☐	10 Tim Wallis	☐	☐

	2.	To ratify the appointment of Porter Keadle Moore, LLP as independent registered public accountant for 2008.

		☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends that you vote "FOR" each of the nominees and the listed proposals.

This proxy, properly signed and dated, is revocable and will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" the nominees and the proposals listed. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the Board of Directors to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the meeting.
(to be signed on the other side)